Exhibit 99.1

Public Service Enterprise Group
80 Park Plaza
Newark, NJ 07102

CONTACTS:
Investor Relations	Media Relations
Carlotta Chan	Marijke Shugrue
973-430-6565	908-531-4253
Carlotta.Chan@pseg.com	Marijke.Shugrue@pseg.com

PSEG Names Charles McFeaters to Succeed Eric Carr as PSEG Nuclear President

and Chief Nuclear Officer

NEWARK, N.J. – April 11, 2023 - PSEG has announced that Eric Carr, PSEG Nuclear president and chief nuclear officer, has accepted a position outside of the company and will be leaving PSEG, effective May 19, 2023. Charles “Chaz” McFeaters, PSEG senior vice president Nuclear Operations, will succeed Carr as PSEG Nuclear president and chief nuclear officer.

“PSEG Nuclear is a critical part of PSEG’s powering progress vision and New Jersey’s clean energy goals,” said Ralph LaRossa, chair, president and chief executive officer of PSEG. “We are confident that Chaz will guide a smooth leadership transition and will sustain PSEG Nuclear’s commitment to safety, reliability and operational excellence. Chaz has a proven track record and his promotion reflects our commitment to leadership and talent development. Through our robust succession planning, we are building strong leaders within the organization to ensure a sustainable pipeline for the future.”

McFeaters has more than 30 years of nuclear industry experience including a loaned executive assignment at the Institute of Nuclear Power Operations. He joined PSEG as site vice president of Salem in 2016 coming from FirstEnergy’s (now Energy Harbor) Beaver Valley station. McFeaters was promoted in 2020 to his current role, overseeing the Salem and Hope Creek stations and the training function.

LaRossa continued, “We are grateful to Eric for his many contributions to PSEG that have resulted in the recognized strong performance of our Nuclear plants and wish him well in his next chapter.”

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About PSEG

Public Service Enterprise Group (PSEG) (NYSE: PEG) is a predominantly regulated infrastructure company focused on a clean energy future. Guided by its Powering Progress vision, PSEG aims to power a future where people use less energy, and it’s cleaner, safer and delivered more reliably than ever. PSEG’s commitment to ESG and sustainability is demonstrated in our net-zero 2030 climate vision and participation in the U.N. Race to Zero, as well as our inclusion on the Dow Jones Sustainability North America Index and the list of America’s most JUST Companies. PSEG’s businesses include Public Service Electric and Gas Co. (PSE&G), PSEG Power and PSEG Long Island. (https://corporate.pseg.com).

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